FOR IMMEDIATE RELEASE

CYALUME TECHNOLOGIES HOLDINGS, INC. NAMES DALE S. BAKER

CHIEF OPERATING OFFICER

West Springfield, Mass., July 25, 2012 – Cyalume Technologies Holdings, Inc. (OTCBB: CYLU) (“the Company” or “Cyalume”) today announced the appointment of Dale S. Baker as its Chief Operating Officer, effective September 10, 2012.

Over his career, Mr. Baker has held senior level positions, most recently as CEO of Selling Source, LLC, a $360 million internet-based sales and lead generation organization. There he led the organization to rapid growth through aggressive expansion of existing products and the development of key new products. Previously, Mr. Baker was President of World Avenue Holdings, LLC., a leading provider of performance-based interactive marketing solutions, and Intrepid Investments, LLC., a global merchant bank. He was also President of Protective Products International, Inc., a premier designer and manufacturer of state of the art concealable and tactical body armor for the military and law enforcement markets. Earlier he was Chairman and CEO of Aviation Sales Company, Inc., a NYSE listed company involved in distribution, manufacturing, leasing, and maintenance, repair and overhaul of aircraft, aircraft engines and parts.

Mr. Baker holds a Masters of Business Administration from the Fuqua School of Business of Duke University and a Bachelor of Science in Mechanical Engineering from Virginia Polytechnic & State University.

Cyalume’s President & CEO, Zivi Nedivi, noted, “With Dale on board, our management team has been fortified with a talented, experienced and accomplished business builder. We are confident that Dale’s extensive operational experience will be instrumental in guiding Cyalume in the years to come, as we will continue to enhance our growth capabilities by retaining extremely qualified management, and well position the Company to successfully complete larger acquisitions.”

About Cyalume Technologies Holdings, Inc.

Cyalume designs and manufactures non-pyrotechnic tactical products and training solutions for the world's militaries and law enforcement agencies, as well as for certain safety markets. Cyalume is the exclusive supplier to the U.S. and NATO-country militaries for all of their chemical light needs and operates manufacturing facilities in the U.S. and France. Through its subsidiary Cyalume Specialty Products, Cyalume also manufactures specialty chemical components for various markets. The Company has a strategic partnership with Rheinmetall Waffe Munition, GmbH to provide the U.S. Marines with the only non-pyrotechnic projectile used by the military.

Contact:
Cyalume Technologies Holdings, Inc.	Investor Relations Counsel:
Michael Bielonko	The Equity Group Inc.
Chief Financial Officer	Lena Cati (212) 836-9611
(413) 858-2500	Linda Latman (212) 836-9609
www.cyalume.com	www.theequitygroup.com

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